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                                                                   EXHIBIT (11)


                             WALL STREET DELI, INC.
                                AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                For the Year Ended
                                                  -------------------------------------------
                                                  June 28, 1997   June 29, 1996  July 1, 1995
                                                  -------------   -------------  ------------
Shares:
   Weighted average number of common
       shares outstanding                          3,265,151        3,407,874       3,388,559
   Effect of shares issuable under stock option
      and stock purchase plans as determined by
      the treasury stock method                       14,585          -0-              34,142
                                                  ----------      -----------    ------------
   Weighted average number of common
      shares outstanding as adjusted               3,279,736        3,407,874       3,422,701
                                                  ==========      ===========    ============
Per common share computations:
   Net income (loss)                              $   62,822      $(2,547,706)   $   (921,011)
                                                  ==========      ===========    ============
   Per common share                               $      .02      $      (.72)   $       (.27)
                                                  ==========      ===========    ============





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